Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Annie Efkeman

812.663.6645 (office)

513.520.5111 (mobile)

media@bankatfirst.com

First Financial Bancorp. and MainSource Financial Group, Inc. Complete Merger

Cincinnati, Ohio – April 2, 2018: First Financial Bancorp. (NASDAQ: FFBC) (“First Financial”) announced that it has completed its previously-announced merger with MainSource Financial Group, Inc. (NASDAQ: MSFG) (“MainSource”). The newly combined company, operating as First Financial Bancorp. with its banking subsidiary, First Financial Bank, has a total asset size of approximately $14 billion.

“We are excited to combine two community-focused financial institutions who are both significantly involved in the markets they serve,” said Archie M. Brown, Jr., President and CEO of the newly combined First Financial Bank. “We look forward to providing our clients with additional lending capabilities and expanded product offerings while continuing to deliver a high-quality and personal level of service.”

“We see this merger as a significant milestone in our company’s history that positions us for continued growth and success,” said Claude E. Davis, Executive Chairman of the newly combined company. “Our commitment to provide value to our clients, communities and shareholders remains our top priority, and by joining together, our expanded First Financial team will continue striving to provide superior service and exceed expectations for all of our constituents.”

While MainSource officially became part of First Financial Bank on April 1, 2018, the MainSource banking centers will continue to operate under the name “MainSource Bank” until conversion of the operating systems, anticipated to occur in the second quarter of 2018. During the conversion weekend, slated for May 25-28, 2018, MainSource banking centers along with the client relationships and all accounts will convert to First Financial Bank. All MainSource banking centers will be closed on Saturday May 26, 2018 for purposes of the transition.

The banking centers will reopen under the First Financial brand on Tuesday, May 29, 2018 and clients will have access to a network of approximately 150 banking centers and over 55,000 ATMs. Prior to the conversion, clients will receive a welcome guide detailing the transition and the benefits of being a First Financial client. Associates are prepared to assist clients, answer their questions and process transactions with personalized attention as usual.

Pursuant to the terms of the Agreement and Plan of Merger dated as of July 25, 2017, between First Financial and MainSource, each share of MainSource common stock has been converted into the right to receive 1.3875 shares of First Financial common stock, with cash to be paid in lieu of fractional shares.

For more information about First Financial Bank, visit www.bankatfirst.com.

About First Financial

First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of December 31, 2017, the Company had $8.9 billion in assets, $6.0 billion in loans, $6.9 billion in deposits and $930.7 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its four lines of business: Commercial and Private Banking, Retail Banking, Investment Commercial Real Estate and Commercial Finance. These business units provide traditional banking services to business and retail clients. Commercial and Private Banking includes First Financial Wealth Management, which provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.7 billion in assets under management as of December 31, 2017. The Company’s primary operating markets are located in Ohio, Indiana and Kentucky where it operates 94 banking centers, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Forward-Looking Statements

Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the business and operations of First Financial, which are subject to numerous assumptions, risks and uncertainties.  Words such as “believes,” “anticipates,” “likely,” “expected,” “estimated,” “intends” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Please refer to First Financial’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control.  It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  In addition to factors previously disclosed in reports filed by First Financial with the SEC, risks and uncertainties for First Financial include, but are not limited to: the possibility that any of the anticipated benefits of the merger with MainSource will not be realized or will not be realized within the expected time period; the risk that integration of MainSource’s operations with those of First Financial will be materially delayed or will be more costly or difficult than expected; the challenges of integrating and retaining key employees; the effect of the consummation of the merger on First Financial’s customer relationships and operating results; the possibility that the merger may result in more expense than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.  All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing.  Except as required by law, First Financial does not assume any obligation to update any forward-looking statement.

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